Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our audit report dated March 28, 2023, except for the effects of the tables reflecting the impact of the revisions as of and for the year ended December 31, 2022 discussed in Note 20 (not presented herein) to the consolidated financial statements, as to which the date is March 1, 2024, relating to the consolidated financial statements of SoundHound AI, Inc. (the "Company"), for the year ended December 31, 2023, which report appears in the Company's 2023 Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ ArmaninoLLP
San Jose, California

January 27, 2025